Exhibit 99

NEWS

FOR IMMEDIATE RELEASE

Contact:                           Rich Halberg or Maria Gemskie
(847) 402-5600

Allstate Announces Quarterly Dividend,

Will Not Participate in TARP

Northbrook, Ill., May 19, 2009 — The Allstate Corporation (NYSE: ALL) today announced a quarterly dividend of 20 cents on each outstanding share of the Corporation’s common stock, payable in cash on July 1, 2009 to stockholders of record at the close of business on May 29, 2009.

The company also announced that it completed its review of the U.S. Treasury’s Capital Purchase Program, a component of the Troubled Asset Relief Program (TARP). “We applaud the Administration’s decision to include insurers in the U.S. Treasury’s programs. Given Allstate’s strong capital and liquidity positions, however, we will not participate in this program,” said Chairman, President and CEO Thomas J. Wilson.

Allstate had $12.2 billion in GAAP equity and $23.1 billion in cash or highly liquid assets in its investment portfolio at the end of the first quarter of 2009. These positions reflect proactive capital management steps taken over the past year, including suspending its share repurchase program, augmenting investment risk mitigation programs and reducing operating costs. In addition, since the end of the quarter, the company completed a $1 billion debt offering and reported a more than $1.5 billion improvement in its securities portfolio value as of May 13. “Maintaining our financial strength is a top priority in 2009 and we will continue to take proactive steps to manage our capital position as markets develop and the economy improves,” Wilson concluded.

The Allstate Corporation (NYSE: ALL) is the nation’s largest publicly held personal lines insurer. Widely known through the “You’re In Good Hands With Allstate®” slogan, Allstate is reinventing protection and retirement to help individuals in approximately 17 million households protect what they have today and better prepare for tomorrow. Customers can access Allstate products and services such as auto insurance and homeowners insurance through approximately 14,700 exclusive Allstate agencies and financial representatives in the U.S. and Canada, or in select states at www.allstate.com and 1-800 Allstate®. Encompass® Insurance brand property and casualty products are sold exclusively through independent agents. The Allstate Financial Group provides life insurance, supplemental accident and health insurance, annuity, banking and retirement products designed for individual, institutional and worksite customers that are distributed through Allstate agencies, independent agencies, financial institutions and broker-dealers. Customers can also access information about Allstate Financial Group products and services at www.myallstatefinancial.com.

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